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                                                                 EXHIBIT 10.1(a)


                           UNITED DOMINION INDUSTRIES


                           ANNUAL MANAGEMENT INCENTIVE
                           COMPENSATION (MIC) PLAN FOR
                             OPERATING UNIT OFFICERS


1.       PURPOSE

         The purpose of the United Dominion Industries Limited (the "Company") Annual Management Incentive Compensation Plan for Operating Unit Officers (the "Plan") is to provide an opportunity for operating unit officers to earn incentive compensation based upon the performance of their respective units in relation to predetermined performance targets. In particular, this Plan is designed to (a) pay Participants incentive compensation for meeting or exceeding various performance targets for a given fiscal year; (b) link operating management with the Company's strategic performance objectives; and (c) maintain competitiveness with general industry norms in executive compensation.

2.       DEFINITIONS

         The following words shall have the following meanings unless the context clearly states otherwise:

                  BOARD OF DIRECTORS means the Company's Board of Directors.

                  TARGET AWARD means the amount of annual incentive to be paid to a Participant under the Plan in the event his Segment, Division or Operating Unit achieves 100% of its Plan targets for the Plan year.

                  CEO means the Chief Executive Officer of the Company.

                  CHRC means the Compensation and Human Resources Committee of the Company's Board of Directors.

                  COMPANY means United Dominion Industries Limited, a Canadian Corporation.

                  OPERATING UNIT means a single profit center owned or managed, directly or indirectly, by the Company.

                  DIVISION means two or more operating units reporting under a common management structure.



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                  SEGMENT means a line of business containing two or more
                  Divisions or Operating Units, the results of which are reported in the Company's Annual Report.

                  ANNUAL INCENTIVE means the amount payable to a Participant under the Plan.

                  FISCAL YEAR means the fiscal year of the Company, which currently is the twelve-month period ending December 31.

                  SEGMENT EXECUTIVE means the executive officer of the Company primarily responsible for Segment operations, which currently is the Segment President.

                  PARTICIPANT means an employee of the Company or any of its operating entities eligible to receive an annual incentive under this Plan.

                  PLAN means the United Dominion Management Incentive Compensation Plan for Operating Unit Officers.

                  PERFORMANCE TARGETS means the performance targets assigned to a Segment, Division or Operating Unit for a Fiscal Year.

3.       ELIGIBILITY

         Participation in the Plan shall be limited to Division or Operating Unit officers or other key managers appointed by the Segment President. The CEO, with the approval of the CHRC, shall make the final determination of eligible Plan Participants. Additions or deletions to the Plan during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

4.       DETERMINATION OF MAXIMUM AMOUNT PAYABLE

         The CHRC, after consultation with the CEO, may determine a maximum aggregate payment under the Plan to be made by any Segment, Division or Operating Unit for each Fiscal Year. The final determination of the maximum aggregate payment under the Plan for each Fiscal Year shall be made prior to the commencement of such Fiscal Year.

5.       DETERMINATION OF TARGET AWARDS AND PERFORMANCE TARGETS

         a.) TARGET AWARDS - Each Participant shall be assigned a Target Award consistent with guidelines published by the Company's corporate Human Resources Department. The appropriate Segment Executives may recommend adjustments to the guidelines, subject to the final approval of the CEO and CHRC. Generally, the Target Award categories will be designated as follows, with the percent listed below Target being the percent of Participant's base salary:


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                                  CATEGORY               TARGET
                                  --------               ------
                                      A                   50%
                                      B                   40%
                                      C                   30%
                                      D                   20%
                                      E                   15%

         b.) PERFORMANCE TARGETS - Each applicable business unit shall be assigned Performance Targets for each Plan Year, against which the performance of such unit will be measured. The appropriate Segment Executive shall determine the Performance Targets for each such unit, subject to the approval of the CEO. Until revised pursuant to this Plan, the Performance Targets will be based upon predetermined Sales Growth and Return on Investment objectives. The category definitions are:

         SALES GROWTH is the relevant operating unit's Net Sales compared to the unit's prior year's Net Sales, expressed as a percentage. The percentage is derived from the following formula:

                  Net Sales Current Year - Net Sales Prior Year
                  ---------------------------------------------
                              Net Sales Prior Year

         ROI is the relevant unit's Net Operating Profit expressed as a percentage of relevant Average Net Capital Employed. The formula is:

                              Net Operating Profit
                          ----------------------------
                          Average Net Capital Employed

         The accounting definitions of Net Operating Profit and Average Net Capital employed shall be as determined by the Company's corporate Accounting Department from time-to-time. The Average Net Capital Employed is the daily average.

         The Company will review the aggregate Performance Targets to ensure consistency with overall corporate Planning for the Fiscal Year. The relevant segment president, subject to the approval of the CEO and CHRC, shall make the final determination of the Performance Targets. As soon as practicable after the beginning of each Fiscal Year, each Participant shall be notified of his unit's Performance Targets by the corporate Human Resources Department.

6.       DETERMINATION OF ANNUAL INCENTIVE

         The incentive is derived by comparing the relevant unit's actual full-year Sales Growth and ROI accomplishment to the values contained the Plan Matrix. The Matrix has Sales Growth values on one axis and ROI values on a second axis. The actual award, if any, is determined by identifying the intersecting cell value in the Sales Growth row and ROI column that most nearly matches the relevant unit's actual performance in both categories. When an actual performance value is equidistant between two cell



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         values in the Matrix, the applicable cell value is derived by rounding
         up. This "Point of Intersection" of the applicable row and column contains an award multiplier. To determine the amount of the bonus earned, the Participant multiplies his or her target bonus by the value (expressed as a percentage) in the Point of Intersection. Below is a sample of the Plan matrix:

                   12%     100      110      120      140      160
         Sales     11%      90      100      110      120      130
        Growth     10%      80       90      100      110      120
                    9%      65       75       85       95      105
                    8%      55       65       75       85       95
                          20.0%    22.5%    25.0%    27.5%    30.0%

                                        ROI

         The appropriate Segment Executives may make requests for negative adjustments to the calculated awards in the appropriate circumstances. The CEO with the CRHC's approval or the CHRC may make negative adjustments to the calculated awards, but may not make any positive adjustments pursuant to this Plan.

         As soon as practicable after the end of the Fiscal Year, the Company's corporate Human Resources Department shall ensure that each Participant is notified of the amount of his Annual Incentive.

7.       TIME FOR PAYMENTS

         Annual Incentives normally will be paid by the end of the second month following the Fiscal Year. Notwithstanding the normal payment date, each Participant shall have the right to elect to defer all or a part of his payment year under the Award pursuant to the Company's Excess Deferral Plan.

 8.     FORM OF PAYMENTS

         a.) At the end of the Company's fiscal year, after the Company's financial results are final and the CHRC has approved such results, any awards earned under the Plan shall be paid in cash to Participants. However, in the discretion of the CHRC, Participants may be allowed to elect to have all or part of such award paid in common shares of the Company ("Common Shares") at "Fair Market Value." The "Fair Market Value" of a Common Share is the average of the opening and closing price of a Common Share on the Toronto Stock Exchange on the business day next preceding the date an award is approved.

         b.) In an effort to encourage stock ownership, and subject to all applicable regulations of any securities or exchange body having jurisdiction over the Company, the CHRC may, at its sole discretion, allow Participants to elect to have all or a portion of a predetermined multiple of their earned awards paid to them in Common Shares, subject to the following conditions:



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                  (i) The award multiple payable in Common Shares shall be 1.25 times the award's calculated cash value under the Plan for the relevant Plan year (the "Share Premium"). The CHRC, in its sole discretion, may reduce the Share Premium, but in no instance may it increase the Share Premium above 1.25 times the cash award otherwise payable.

                  (ii) The CHRC, at its sole discretion, may limit the percentage of any Participant's calculated award that is eligible for payment in Common Shares under the Plan.

                  (iii) Any Participant who elects to receive Common Shares in lieu of cash shall be obligated to retain ownership of such shares for at least eighteen months after the date of grant; provided, however, in the event the Share Price of the Common Shares at any time declines to 75% or less of the Fair Market Value at the time of grant, the Participant shall be permitted to immediately sell or otherwise transfer such shares free of such restrictions. The aforesaid restrictions shall survive the Participant's termination of employment from the Company for any reason, other than in the case of Participant's death, disability, retirement or other termination of employment in which case all such restrictions on the sale or transfer of the affected Participant's Common Shares immediately shall lapse.

                  (iv) In order for a Participant to be eligible to receive any Common Shares under the Plan, he or she must complete a written election form and tender it to the Company's corporate Human Resources Department on or before such date as it may set Such election must state that the Participant elects to receive a percentage (from 5% to 100% in 5% increments, subject to any maximum established by the CHRC) of his or her incentive award in Common Shares. To facilitate an informed election, the Company shall inform all eligible Participants at least twenty (20) days prior to [the end of the year upon which any incentive is based] the date by which an election must be made: (1) whether any Common Shares in lieu of cash will be offered, (2) the maximum percentage of any incentive subject to the Common Shares election, and (3) the amount of the Share Premium, if any. In the event a Participant has elected to defer a portion (or all) of his or her applicable incentive award, such deferred portion (or all such award, as the case may be) shall not be available for the Common Share election described in this subsection 9(b), above.

                  (v) In the event the CHRC elects to grant a share election option, the Company shall provide a written disclosure of the general tax treatment of such action prior to and as a condition



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                  of accepting any election to accept Common Shares in lieu of cash under this Plan.

                  (vi) The Company will withhold from any payments made pursuant to the Plan any taxes required to be withheld under applicable federal, state and local tax regulations. In addition, if necessary under the circumstances to ensure compliance with applicable withholding requirements, the Company reserves the right to condition the tender of Shares to the Participant on the Participant's prior payment of required withholding taxes to the Company.

                  (vii) The aggregate number of Common Shares available for issuance under the terms of the Plan at any time shall not exceed .30% of the then outstanding Common Shares; provided that in no circumstance can more than an aggregate of 120,000 Common Shares be reserved for issuance under the Plan, and provided further that no Common Shares may be issued under this Plan if, after such issuance, the total number of Common Shares issued under this Plan together with the total number of Common Shares issued under all other incentive compensation plans of the Company after the date of the 1999 annual and special meeting of the shareholders, exceed 1.9% of the outstanding Common Shares of the Company at the time of issuance.

9.       ADMINISTRATION OF THE PROGRAM

         The overall control of the Program, including final determination of the Awards to each Participant, is the responsibility of the CHRC and the CEO. The Company's senior corporate human resources officer shall be responsible for administering and implementing any actions required under the Program.

10.      STATUS CHANGES OF PARTICIPANT DURING YEAR.

         In the event a Participant's base salary changes during the course of the Plan Year, the eligible salary for purpose of calculating any incentive due shall such Participant's monthly average salary for the year. In the event a Participant changes positions or makes an inter-company transfer during the course of the Plan Year, and a result, is assigned a different incentive category, any incentive due shall be prorated, based on the number of complete months in each such category. In the event an employee is appointed a Participant in the Plan after the start of a Plan Year, the Participant shall receive a prorated award reflecting the number of full months actually worked during the Plan Year. Subject to paragraph 11, below, in the event a Participant terminates employment during the Plan Year, other than through death, disability or retirement, no incentive is due.

11.      VESTING



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         A Participant must be in the employ of the Company (or another of the
         Company's subsidiary corporations) on the last day of the applicable Plan Year in order to be eligible for an Award. The final determination as to Awards to be granted and the amount of such Awards shall be made by the CHRC. Notwithstanding any other provision hereof, and in accordance with this paragraph, in the event a Participant terminates employment or is terminated by the Company at any time for any reason, including, but not limited to retirement, disability or death, the CHRC shall have the sole discretion as to whether any such Award shall be granted and, if so, the amount of any such Award. While such discretion includes a negative adjustment or appropriate proration of an earned award, it does not include discretion to make a positive adjustment to an earned award.

12.     MISCELLANEOUS

         a.) All payments under the Plan shall be made from the general assets of the Company. To the extent any Participant acquires a right to receive payments under the Plan, such rights shall be no greater than those of an unsecured general creditor of the Company.

         b.) Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.

         c.) No amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

         d.) Nothing contained in the Plan shall be construed as conferring upon any Participant the right to continue in the employ of the Company or any of its direct or indirect subsidiaries, nor to limit the right of an employee's employer to discharge such employee at any time, with or without cause.

         e.) The Company reserves the right to terminate the Plan at any time; provided however, such termination shall not cause a forfeiture of any incentive accrued up to the time the Participant was notified of such termination.

         f.) The Plan shall be construed and administered in accordance with the laws of the State of North Carolina.


UNITED DOMINION INDUSTRIES
CHARLOTTE, N.C.


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